As filed with the Securities and Exchange Commission on May 30, 2014
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________
LaSalle Hotel Properties
(Exact name of registrant as specified in its charter)

Maryland	6798	36-4219376
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. employer
incorporation or organization)	Classification Code Number)	identification number)

3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
(301) 941-1500
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

LASALLE HOTEL PROPERTIES 2014 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Bruce A. Riggins
LaSalle Hotel Properties
Executive Vice President, Chief Financial Officer and Secretary
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
(301) 941-1500
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:

Jeffrey M. Sullivan, Esq. Hunton & Williams LLP 421 Fayetteville Street, Suite 1400 Raleigh, North Carolina 27601 Tel: (919) 899-3094 Fax: (919) 899-3284

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X] Accelerated filer [ ] Non-accelerated filer (do not check if a smaller reporting company) [ ] Smaller reporting company [ ]
_______________
CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares of Beneficial Interest, par value $0.01 per share	2,900,000 (3)	$32.245	$93,510,500	$12,044.15

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional common shares of beneficial interest which may become issuable by reason of any share split, share dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of LaSalle Hotel Properties’ outstanding common shares of beneficial interest.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common shares of beneficial interest as reported on the New York Stock Exchange on May 22, 2014.

(3)
Represents the number of common shares of beneficial interest, par value $0.01 per share, of LaSalle Hotel Properties issuable under the LaSalle Hotel Properties 2014 Equity Incentive Plan (the “Plan”). Common shares of beneficial interest issuable under the Plan include awards of restricted or unrestricted common shares under the Plan and common shares issuable upon exercise of share options, share appreciation rights, performance shares or other share-based awards made under the Plan.

_________________________

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the LaSalle Hotel Properties 2014 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
(b) Upon written or oral request, LaSalle Hotel Properties (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Bruce A. Riggins at the address and telephone number on the cover of this Registration Statement.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1)	the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 19, 2014;

(2)
the information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2013 from the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2014;

(3)	the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on April 23, 2014;

(4)
the Current Reports on Form 8-K filed with the SEC on January 13, 2014 (excluding Item 7.01 and exhibit 99.1 of Item 9.01), February 21, 2014, April 4, 2014 (excluding Item 7.01 and exhibit 99.1 of Item 9.01) and May 9, 2014;

(5)
the description of the Company's common shares in the Registration Statement on Form 8-A filed with the SEC on April 21, 1998, including any amendments and reports filed for the purpose of updating such description; and

(6)
all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not applicable.
Item 5. Interests of Named Experts and Counsel. Not applicable.
Item 6. Indemnification of Directors and Officers.
The officers and trustees of the Company are and will be indemnified under Maryland and Delaware law, the declaration of trust and bylaws of the Company and the partnership agreement of the Operating Partnership against certain liabilities. The declaration of trust of the Company requires it to indemnify its trustees and officers to the fullest extent permitted from time to time under Maryland law. In addition, the Company has also entered into a separate indemnification agreement with each of its trustees and executive officers.
The declaration of trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of the Company. The bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status.
The declaration of trust and bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The bylaws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.
Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Maryland law for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with Maryland law, the bylaws of the Company require it, as a condition to advance expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.
The Company has entered into a separate indemnification agreement with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Company indemnify its trustees and executive officers to the fullest extent permitted by law and advance to its trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its trustees or executive officers pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed. Not applicable.
Item 8. Exhibits.
See Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;
provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, state of Maryland, on May 30, 2014.

LASALLE HOTEL PROPERTIES

BY:	/s/ Bruce A. Riggins
Bruce A. Riggins
Executive Vice President, Chief Financial Officer and Secretary

Power of Attorney
We, the undersigned officers and trustees of LaSalle Hotel Properties, hereby severally constitute Michael D. Barnello and Bruce A. Riggins, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and trustees to enable LaSalle Hotel Properties to comply with the provisions of the Securities Act, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL D. BARNELLO	President, Chief Executive Officer and Trustee (principal executive officer)	May 30, 2014
Michael D. Barnello

/s/ DENISE M. COLL	Trustee	May 30, 2014
Denise M. Coll

/s/ JEFFREY T. FOLAND	Trustee	May 30, 2014
Jeffrey T. Foland

/s/ DARRYL HARTLEY-LEONARD	Trustee	May 30, 2014
Darryl Hartley-Leonard

/s/ WILLIAM S. MCCALMONT	Trustee	May 30, 2014
William S. McCalmont

/s/ STUART L. SCOTT	Chairman of the Board	May 30, 2014
Stuart L. Scott

/s/ DONALD A. WASHBURN	Trustee	May 30, 2014
Donald A. Washburn

/s/ BRUCE A. RIGGINS	Executive Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)	May 30, 2014
Bruce A. Riggins

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Description
3.1
Articles of Amendment and Restatement of Declaration of Trust of the Registrant (including all articles of amendment and articles supplementary) (previously filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 17, 2013 and incorporated herein by reference)

3.2
Third Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2010 and incorporated herein by reference)

4.1
Form of Common Share of Beneficial Interest (previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-11 (File No. 333-45647) filed with the SEC on April 2, 1998 and incorporated herein by reference)

5.1	Opinion of Hunton & Williams LLP
10.1
LaSalle Hotel Properties 2014 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2014 and incorporated herein by reference)

10.2	Trustee Fee Deferral Program
23.1	Consent of KPMG LLP
23.2	Consent of Hunton & Williams LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)